UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2020

THEMAVEN, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-12471	68-0232575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 Liberty Street, 27th Floor, New York, NY	10281
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 775-600-2765

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
None	-	-

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

* Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01 Other Events.

As previously disclosed in Current Reports on Form 8-K filed with the Securities and Exchange Commission on December 13, 2018, March 22, 2019, March 28, 2019, and April 12, 2019, theMaven, Inc. (the “Company”) entered into Securities Purchase Agreements with accredited investors (collectively, the “Noteholders” and each, a “Noteholder”), pursuant to which the Company issued 12% Senior Secured Subordinated Debentures (the “Debentures”) in the aggregate principal amount of approximately $15.2 million. Pursuant to the terms of the Debentures, the outstanding principal amount of the Debentures were convertible into shares of the Company’s common stock, at the option of each Noteholder at any time prior to December 31, 2020. Interest accrued at a rate of 12% per annum, compounded semi-annually on December 31 and June 30, and was to be paid in cash either upon maturity or, with respect to any Debentures converted into shares of the Company’s common stock, on the date of conversion.

On December 31, 2020, Noteholders converted the Debentures representing an aggregate of $18,104,949 of the then-outstanding principal and accrued but unpaid interest into 53,887,470 shares of the Company’s common stock at effective conversion per-share prices ranging from $0.33 to $0.40. Despite the terms of the Debentures, the Noteholders agreed to allow us to repay accrued but unpaid interest in shares of the Company’s common stock. The remaining Noteholders holding Debentures representing an aggregate of $1,130,903 of outstanding principal and accrued interest were not converted and, instead, such amounts were repaid in cash to such Noteholders.

Accordingly, as of December 31, 2020, none of the Debentures remained outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THEMAVEN, INC.

Dated: January 6, 2021	By:	/s/ Doug Smith
	Name:	Doug Smith
	Title:	Chief Financial Officer